Exhibit 10.2

WARRANT AGREEMENT

dated as of January 6, 2017

between

C&J ENERGY SERVICES, INC.

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

as Warrant Agent

i

ii

WARRANT AGREEMENT

This Warrant Agreement (“Warrant Agreement”) dated as of January 6, 2017 is between C&J ENERGY SERVICES, INC. (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as warrant agent (the “Warrant Agent”).

WITNESSETH THAT:

WHEREAS, pursuant to the terms and conditions of the Second Amended Joint Plan of Reorganization, dated November 3, 2016, as the same may be amended, modified or restated from time to time (the “Plan”) relating to the reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) of CJ Holding Company and certain of its debtor affiliates, the holders of Interests in C&J Energy (as defined in the Plan) and the holders of Subordinated Securities Claims (as defined in the Plan) are to be issued up to an aggregate of 1,180,083 Warrants to purchase Common Stock (the “Interest Holder New Warrants”) on the effective date of the Plan at the Exercise Price specified herein and exercisable until the Expiration Date;

WHEREAS, after the effective date of the Plan, the Company shall issue up to an aggregate of 2,360,166 Warrants to purchase Common Stock (the “Unsecured Creditor New Warrants”) to the Unsecured Claims Representative (as defined in the Plan) for the benefit of the holders of Allowed Class 6 Claims in accordance with the Plan, the Confirmation Order (as defined in the Plan), the Unsecured Creditor Agreement (as defined in the Plan) and this Warrant Agreement at the Exercise Price specified herein and exercisable until the Expiration Date;

WHEREAS, the Warrants have the terms and conditions set forth in this Warrant Agreement (including the Exhibits hereto);

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, exchange, transfer, substitution and exercise of Warrants; and

WHEREAS, the Warrants and the underlying shares of Common Stock are being offered and sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities or “blue sky” laws afforded by Section 1145 of the Bankruptcy Code.

NOW THEREFORE in consideration of the mutual agreements herein contained, the Company and the Warrant Agent agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Definitions. (a) As used in this Warrant Agreement, the following terms shall have their respective meanings set forth below:

“$” refers to such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Agent Members” means the securities brokers and dealers, banks and trust companies, clearing organizations and certain other organizations that are participants in the Depositary’s system.

“Authentication Order” means a Company Order for authentication and delivery of Warrants.

“Board of Directors” means the board of directors of the Company or any committee of such board of directors duly authorized to exercise the power of such board of directors with respect to the matters provided for in this Warrant Agreement as to which the board of directors is authorized or required to act.

“Business Day” means any day other than a Saturday or Sunday or other than a day on which banking institutions in New York City, New York are authorized or obligated by law or executive order to close.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company at the date of this Warrant Agreement, subject to Section 4.08.

“Company Order” means a written order signed in the name of the Company by an Officer, and delivered to the Warrant Agent.

“Deemed Liquidation Date” means the date on which a Deemed Liquidation Event occurs.

“Deemed Liquidation Event” means: (i) the effective time of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets, (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that none of (x) a transaction described in clause (i)(B) in which the holders of all classes of the Company’s Voting Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Voting Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction; (y) any merger of the Company solely for the purpose of changing the Company’s jurisdiction of incorporation, that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or (z) the transactions contemplated by the Plan shall be a Deemed Liquidation Event.

“Definitive Warrant” means a Warrant Certificate in definitive form that is not deposited with the Depositary or with its custodian.

“Depositary” means The Depository Trust Company, its nominees, and their respective successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Date” means, in connection with any dividend, issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend, issuance or distribution.

“Exercise Notice” means, for any Warrant, the exercise notice set forth on the reverse of the Warrant Certificate, substantially in the form set forth in Exhibit A hereto.

“Exercise Price” means, as of the date hereof, $27.95 per Warrant, subject to adjustment pursuant to Article 4.

“Expiration Date” means, for any Warrant, January 6, 2024, regardless of whether such date is a Trading Day.

“Fair Market Value” means, as of a specified date, the per-share price of the Common Stock determined as follows: (i) if the Common Stock is listed on a National Securities Exchange, the VWAP of one share of Common Stock for the thirty (30) Trading Days ending on, and including, the specified date; (ii) if the Common Stock is not then listed on a National Securities Exchange, the VWAP of the Common Stock on the principal over-the-counter quotation system on which such Common Stock trades, measured over the immediately preceding thirty (30) Trading Days in which such Common Stock traded with a minimum volume of 10,000 shares of the Common Stock on each such Trading Day (and such preceding Trading Days need not be consecutive); or (iii) in all other cases, the price reflected in the most recent third-party valuation provided to the Company by a valuation firm or financial advisor retained by the Company (e.g. for valuing stock awards); provided that if such valuation is more than six months old or no such valuation has been provided, the Board of Directors shall determine the Fair Market Value in good faith on the basis of such factors as it reasonably determines to be appropriate, including, if the Board of Directors so elects, upon the written advice of a valuation firm or financial advisor; provided further, that if the Board of Directors determines in good faith that the application of clauses (i) and (ii) would result in a VWAP based on the trading prices of thinly-traded Common Stock such that the price resulting therefrom may not represent an accurate measurement of the Fair

Market Value of such Common Stock, the Board of Directors at its election may apply the provisions of clause (iii) in lieu of the applicable clauses (i) and (ii) with respect to the determination of the Fair Market Value of such Common Stock. Such determination by the Board of Directors shall be conclusive, final and binding on the Company and the Warrantholders.

If during a period applicable for calculating Fair Market Value, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment to the Exercise Price or the Warrant Share Number pursuant to Article 4 hereof, the Fair Market Value shall be calculated for such period in a manner determined by the Company to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of the Common Stock during such period.

“National Securities Exchange” means The New York Stock Exchange, the NYSE MKT, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market or another U.S. national securities exchange.

“Net Share Settlement” means the settlement method pursuant to which an exercising Warrantholder shall be entitled to receive from the Company, for each Warrant exercised, a number of shares of Common Stock equal to the Net Share Amount without any payment therefor.

“Number of Warrants” means, for a Warrant Certificate, the “Number of Warrants” specified on the face of such Warrant Certificate (or, in the case of a Global Warrant, on Schedule A to such Warrant Certificate).

“Officer” means the Company’s Chief Executive Officer, President or Chief Financial Officer.

“Officer’s Certificate” means a certificate signed by an Officer.

“Open of Business” means 9:00 a.m., New York City time.

“Person” means an individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Settlement Date” means, in respect of a Warrant that is exercised hereunder, the third Trading Day immediately following the Exercise Date for such Warrant.

“subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more subsidiaries of such Person; or (iii) one or more subsidiaries of such Person.

“Trading Day” means (i) if the applicable security is listed on a National Securities Exchange, a day on which trades may be made thereon or (ii) if the applicable security is not listed on a National Securities Exchange, a day on which the principal over-the-counter quotation system on which such security trades is open for business or (iii) if the applicable security is not so listed or traded, any Business Day.

“Trading Day Closing Sale Price” means, as of a specified date, (i) the last reported per-share sale price of a share of Common Stock (or such other Capital Stock or equity interest pursuant to Section 4.01(c)) on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on a National Securities Exchange, or if the Common Stock or such other security is not listed on a National Securities Exchange, as reported by the principal over-the-counter quotation system on which the Common Stock or such other security is then listed or quoted; or (ii) if the Common Stock (or such other Capital Stock or equity interest pursuant to Section 4.01(c)) is not so listed or quoted, the price for such security reflected in the most recent third-party valuation provided to the Company by a valuation firm or financial advisor retained by the Company; provided that if such valuation is more than six months old or no such valuation has been provided, the Board of Directors shall determine the Trading Day Closing Sale Price in good faith on the basis of such factors as it reasonably determines to be appropriate, including, if the Board of Directors so elects, upon the written advice of a valuation firm or financial advisor. Such determination by the Board of Directors shall be conclusive, final and binding on the Company and the Warrantholders.

If during a period applicable for calculating the Trading Day Closing Sale Price, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment to the Exercise Price or the Warrant Share Number pursuant to Article 4 hereof, the Trading Day Closing Sale Price shall be calculated for such period in a manner determined by the Company to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of the Common Stock (or such other Capital Stock or equity interest pursuant to Section 4.01(c)) during such period.

“Voting Stock” means Capital Stock having the right to vote for the election of directors under ordinary circumstances.

“VWAP” means the volume-weighted average price, which shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Warrant” means a warrant of the Company exercisable for the Warrant Share Number at the Exercise Price as provided herein, and issued pursuant to this Warrant Agreement with the terms, conditions and rights set forth in this Warrant Agreement.

“Warrant Certificate” means any fully registered certificate (including a Global Warrant) issued by the Company and authenticated by the Warrant Agent under this Warrant Agreement evidencing Warrants, in the form attached as Exhibit A hereto.

“Warrant Share Number” means the number of shares of Common Stock into which each Warrant is exercisable. The initial Warrant Share Number is one, subject to adjustment pursuant to Article 4.

“Warrantholder” means each Person in whose name Warrants are registered in the Warrant Register.

“Wholly Owned Subsidiaries” means, with respect to any Person, any subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “subsidiary” shall be deemed replaced by a reference to “100%”.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Event	Section 4.07
Automatic Exercise Time	Section 3.03(a)
Bankruptcy Code	Recitals
Clause A Distribution	Section 4.01(d)
Clause B Distribution	Section 4.01(d)
Clause C Distribution	Section 4.01(d)
Company	Recitals
Determination Date	Section 4.07
Distributed Property	Section 4.01(c)
Exercise Date	Section 3.02(b)
Global Warrant	Section 2.01(a)
Interest Holder New Warrants	Recitals
Net Share Amount	Section 3.04
Plan	Recitals
Reference Property	Section 4.08(a)
Reorganization	Section 4.08(a)
Securities Act	Recitals
Successor Entity	Section 4.09(a)
Trigger Event	Section 4.03
Unit of Reference Property	Section 4.08(a)
Unit Value	Section 4.08(c)
Unsecured Creditor New Warrants	Recitals
Valuation Period	Section 4.01(c)
Warrant Agent	Recitals
Warrant Agreement	Recitals
Warrant Register	Section 2.03

ARTICLE 2

ISSUANCE, EXECUTION AND TRANSFER OF WARRANTS

Section 2.01. Form. (a) The Warrants shall be designated as the “2024 Warrants.” The aggregate number of Warrants that may be authenticated and delivered under this Warrant Agreement is limited to 3,540,249 if the maximum number of Interest Holder New Warrants and Unsecured Creditor New Warrants are issued in accordance with the Plan, the Confirmation Order, the Unsecured Creditor Agreement and this Warrant Agreement, except for Warrants authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Warrants to the extent expressly permitted under this Warrant Agreement.

(b) Except as provided in Section 2.04 or Section 2.05, Warrants issued upon any transfer or exchange thereof shall be issued in the form of one or more permanent global Warrants in fully registered form with the global securities legend set forth in the form of Warrant Certificate attached as Exhibit A hereto (each, a “Global Warrant”), which shall be deposited on behalf of the Company with the Depositary, or its custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided.

(c) This Section 2.01(b) shall apply only to a Global Warrant deposited with or on behalf of the Depositary.

(i) The Company shall execute and the Warrant Agent shall, in accordance with Section 2.02, countersign, either by manual or facsimile signature, and deliver one or more Global Warrants that (A) shall be registered in the name of the Depositary or the nominee of the Depositary and (B) shall be delivered by the Warrant Agent to the Depositary or pursuant to the Depositary’s instructions or held by its custodian. Each Global Warrant shall be dated the date of its countersignature by the Warrant Agent.

(ii) Agent Members shall have no rights under this Warrant Agreement with respect to any Global Warrant held on their behalf by the Depositary or by the custodian of the Depositary or under such Global Warrant except to the extent set forth herein or in a Warrant Certificate, and the Depositary may be treated by the Company, the Warrant Agent and any agent of the Company or the Warrant

Agent as the absolute owner of such Global Warrant for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Warrant Agent or any agent of the Company or the Warrant Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and the Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Warrant. The rights of beneficial owners in a Global Warrant shall be exercised through the Depositary subject to the applicable procedures of the Depositary except to the extent set forth herein or in a Warrant Certificate.

(d) Except as provided in Section 2.04 or Section 2.05, owners of beneficial interests in Global Warrants will not be entitled to receive physical delivery of Definitive Warrants.

(e) Warrant Certificates shall be in substantially the form attached as Exhibit A hereto and shall be typed, printed, lithographed or engraved or produced by any combination of such methods or produced in any other manner permitted by the rules of any securities exchange on which the Warrants may be listed, all as determined by the Officer or Officers executing such Warrant Certificates, as evidenced by their execution thereof. Any Warrant Certificate shall have such insertions as are appropriate or required or permitted by this Warrant Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, (i) as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement (and which insertions, letters, numbers, marks of identification, legends or endorsements do not affect the rights, duties, immunities or obligations of the Warrant Agent), (ii) such as may be required to comply with this Warrant Agreement, any applicable law or any rule of any securities exchange on which the Warrants may be listed, and (iii) such as may be necessary to conform to customary usage.

Section 2.02. Execution and Countersignature. (a) At least one Officer shall sign the Warrant Certificates for the Company by manual or facsimile signature. If an Officer whose signature is on a Warrant Certificate no longer holds that office at the time the Warrant Agent countersigns the Warrant Certificate, the Warrants evidenced by such Warrant Certificate shall be valid nevertheless.

(b) The Warrant Agent shall initially countersign, either by manual or facsimile signature, and deliver Warrant Certificates evidencing in the aggregate a Number of Warrants equal to the number of Interest Holder New Warrants upon receipt of an Authentication Order. Such Authentication Order shall specify the number of Warrants to be evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be countersigned and the number of Warrants then authorized. Each Warrant Certificate shall be dated the date of its countersignature by the Warrant Agent.

(c) At any time and from time to time after the execution of this Warrant Agreement, including with respect to the issuance of the Unsecured Creditor New Warrants, the Warrant Agent shall upon receipt of an Authentication Order countersign, by either manual or facsimile signature, and issue a Warrant Certificate evidencing the number of Warrants specified in such Authentication Order; provided that the Warrant Agent shall be entitled to receive, in connection with such countersignature of Warrants described in this Section 2.02(c), an Officer’s Certificate of the Company to the effect that issuance and execution of such Warrants is authorized or permitted by this Warrant Agreement. Such Authentication Order of the Company shall specify the number of Warrants to be evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be countersigned and the number of Warrants then authorized. Each Warrant Certificate shall be dated the date of its countersignature by the Warrant Agent.

(d) The Warrants evidenced by a Warrant Certificate shall not be valid until an authorized signatory of the Warrant Agent countersigns the Warrant Certificate either manually or by facsimile signature. Such signature shall be solely for the purpose of authenticating the Warrant Certificate and shall be conclusive evidence that the Warrant Certificate so countersigned has been duly authenticated and issued under this Warrant Agreement. Countersigned Warrant Certificates may be delivered, notwithstanding the fact that the persons or any one of them who countersigned the Warrants shall have ceased to be proper signatories prior to the delivery of such Warrants or were not proper signatories on the date of this Warrant Agreement.

Section 2.03. Warrant Register. The Warrants shall be issued in registered form only. The Warrant Agent shall keep a register (the “Warrant Register”) of the Warrant Certificates and of their transfer and exchange. The Warrant Register shall show the names and addresses of the respective Warrantholders and the date and number of Warrants evidenced on the face of each of the Warrant Certificates, and record all exchanges, exercise, cancellation and transfers of the Warrants. The holder of any Global Warrant will be the Depositary or a nominee of the Depositary in whose name the Global Warrant is registered. The Warrant holdings of Agent Members will be recorded on the books of the Depositary. The beneficial interests in the Global Warrant held by customers of Agent Members will be reflected on the books and records of such Agent Members and will not be known to the Warrant Agent, the Company or to the Depositary. Any Warrant Certificate may be surrendered for transfer, cancellation, exchange or exercise, in accordance with its terms, at the office of the Warrant Agent designated for such purpose. The Company and the Warrant Agent may deem and treat any Person in whose name a Warrant Certificate is registered in the Warrant Register as the absolute owner of such Warrant Certificate for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.

Section 2.04. Transfer and Exchange. (a)(i) The transfer and exchange of Global Warrants or beneficial interests therein shall be effected through the book-entry system maintained by the Depositary, in accordance with this Warrant Agreement and the Warrant Certificates and the procedures of the Depositary therefor.

(ii) Notwithstanding any other provisions of this Warrant Agreement (other than the provisions set forth in Section 2.05), a Global Warrant may only be transferred as a whole, and not in part, and only by (A) the Depositary, to a nominee of the Depositary, (B) a nominee of the Depositary, to the Depositary or another nominee of the Depositary, or (C) the Depositary or any such nominee to a successor Depositary or its nominee.

(iii) In the event that a Global Warrant is exchanged and transferred for Definitive Warrants pursuant to Section 2.05, such Warrants may be exchanged only in accordance with this Section 2.04 and the requirements of any Warrant Certificate and such other procedures as may from time to time be adopted by the Company that are not inconsistent with the terms of this Warrant Agreement or of any Warrant Certificate.

(b) At such time as all beneficial interests in a Global Warrant have been exchanged for Definitive Warrants, repurchased or canceled, such Global Warrant shall be returned by the Depositary for cancellation or retained and canceled by the Warrant Agent. At any time prior to such cancellation, if any beneficial interest in a Global Warrant is transferred or exchanged for Definitive Warrants, repurchased, exercised or canceled, the number of Warrants represented by such Global Warrant shall be reduced and the Warrant Agent shall make an adjustment on its books and records to reflect such reduction; provided that, in the case of an adjustment on account of an exercise of Warrants, the Warrant Agent shall have no duty or obligation to make such adjustment until it has received notice from the Warrantholder of the amount thereof.

(c) (i) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall countersign, either by manual or facsimile signature, Global Warrants and Definitive Warrants as required pursuant to the provisions of Section 2.02 and this Section 2.04. A transferor of a Global Warrant or a Definitive Warrant shall deliver to the Warrant Agent a written instruction of transfer in form reasonably satisfactory to the Warrant Agent, duly executed by the Warrantholder thereof or by his attorney, duly authorized in writing. Additionally, prior to registration of any transfer or exchange of a Warrant, the requirements for the Warrant issued upon such transfer or exchange to be issued in a name other than the registered Warrantholder shall be met. Such requirements include, inter alia, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (at a guarantee level reasonably acceptable to the Company’s transfer agent), and any other reasonable evidence of authority that may be required by the Warrant Agent. Upon satisfaction of the conditions in this clause (i), the Warrant Agent shall, in accordance with such instructions, register the transfer or exchange of the relevant Global Warrant or Definitive Warrant.

(ii) No service charge shall be made to a Warrantholder for any registration of transfer or exchange, but the Company may require payment from a Warrantholder of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith. The Warrant Agent shall have no duty or obligation under this Warrant Agreement requiring the payment of taxes, assessments, and/or governmental charges unless and until the Warrant Agent is satisfied that all such taxes, assessments, and/or governmental charges have been paid.

(iii) All Warrants issued upon any transfer or exchange pursuant to the terms of this Warrant Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Warrant Agreement as the Warrants surrendered upon such transfer or exchange.

(d) (i) The Warrant Agent shall have no responsibility or obligation to any beneficial owner of a Global Warrant, any Agent Member or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Warrants or with respect to the delivery to any Agent Member, beneficial owner or other Person (other than the Depositary) of any notice or the payment of any amount, under or with respect to such Warrants. All notices and communications to be given to the Warrantholders and all payments to be made to Warrantholders under the Warrants shall be given or made only to or upon the order of the registered Warrantholders (which shall be the Depositary or its nominee in the case of a Global Warrant). Except as set forth in the Warrant Certificate, the rights of beneficial owners in any Global Warrant shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Warrant Agent may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Warrant Agreement or under applicable law with respect to any transfer of any interest in any Warrant (including any transfer between or among the Agent Members or beneficial owners in any Global Warrant) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Warrant Agreement and the Warrant Certificate, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.05. Definitive Warrants. (a) Beneficial interests in a Global Warrant deposited with the Depositary or with its custodian pursuant to Section 2.01 shall be transferred to each beneficial owner thereof in the form of Definitive Warrants evidencing a number of Warrants equivalent to such owner’s beneficial interest in such Global Warrant, in exchange for such Global Warrant, only if such transfer complies with Section 2.04 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Warrant or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each such case, a successor Depositary is not appointed by the Company within 90 days of such notice, (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to cause the issuance of Definitive Warrants under this Warrant Agreement in accordance with the applicable rules and procedures of the Depositary, or (iii) the Company shall be adjudged a bankrupt or insolvent or make an assignment for the benefit of its creditors or institute proceedings to be adjudicated a bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under federal bankruptcy laws or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if a public officer shall have taken charge or control of the Company or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation.

(b) Any Global Warrant that is to be exchanged, in whole or in part, for Definitive Warrants pursuant to this Section 2.05 shall be surrendered by the Depositary to the Warrant Agent, to be so exchanged, in whole or from time to time in part, without charge, and the Warrant Agent shall countersign, either by manual or facsimile signature, and deliver to each beneficial owner of such Global Warrant (or, in the case of Section 2.05(a)(ii), to each beneficial owner requesting such an exchange) in the name of such beneficial owner, Definitive Warrants evidencing a number of Warrants equivalent to such beneficial owner’s beneficial interest in the Global Warrant. The Warrant Agent shall register such exchange in the Warrant Register, and if the entire Global Warrant has been exchanged for Definitive Warrants the surrendered Global Warrant shall be cancelled by the Warrant Agent.

(c) All Definitive Warrants issued upon transfer pursuant to this Section 2.05 shall be the valid obligations of the Company, evidencing the same obligations of the Company and entitled to the same benefits under this Warrant Agreement and the Global Warrant surrendered upon such transfer.

(d) In the event of the occurrence of any of the events specified in Section 2.05(a), the Company will promptly make available to the Warrant Agent a reasonable supply of Definitive Warrants in definitive, fully registered form.

(e) Neither the Company nor the Warrant Agent will be liable or responsible for any registration or transfer of any Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

Section 2.06. Cancellation. In the event the Company shall purchase or otherwise acquire Definitive Warrants, the same shall thereupon be delivered to the Warrant Agent for cancellation. The Warrant Agent and no one else shall cancel and destroy all Warrant Certificates surrendered for transfer, exchange, replacement, exercise or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Warrant Agent to deliver any canceled Warrant Certificates to the Company. The Company may not issue new Warrant Certificates to replace Warrant Certificates to the extent they evidence Warrants that have been exercised or Warrants that the Company has purchased or otherwise acquired.

Section 2.07. CUSIP Numbers. In issuing the Warrants, the Company may use CUSIP numbers (if then generally in use) and, if so, the Warrant Agent shall use CUSIP numbers in notices as a convenience to Warrantholders; provided that any such notice may state that no representation is made as to the correctness of such CUSIP numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.

Section 2.08. Withholding and Reporting Requirements. The Company shall comply with all applicable tax withholding and reporting requirements imposed by any governmental unit, and all distributions, including deemed distributions, pursuant to the Warrants will be subject to applicable withholding and reporting requirements. Notwithstanding any provision to the contrary, the Company will be authorized to (i) take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, (ii) apply a portion of any cash distribution to be made under the Warrants to pay applicable withholding taxes, (iii) liquidate a portion of any non-cash distribution to be made under the Warrants to generate sufficient funds to pay applicable withholding taxes or (iv) establish any other mechanisms the Company believes are reasonable and appropriate, including requiring holders to submit appropriate tax and withholding certifications (such as IRS Forms W-9 and the appropriate IRS Forms W-8, as applicable) as a condition of receiving the benefit of any adjustment pursuant to Article 4.

Section 2.09. Proxies. The registered Warrantholder, including each Depositary that is the Warrantholder of a Global Warrant, may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold beneficial interests through Agent Members, to take any action that a Warrantholder is entitled to take under this Warrant Agreement or the Warrants, and each Depositary that is a Warrantholder of a Global Warrant may provide its proxy or proxies to Agent Members or to the owners of beneficial interests in any such Global Warrant through such Depositary’s standing instructions and customary practices.

Section 2.10. Transfer Restrictions. The Warrants and the underlying shares of Common Stock are being offered and sold pursuant to an exemption from the registration requirements of Section 5 of the Securities Act provided by Section 1145 of the Bankruptcy Code, and to the extent that any Warrantholder or beneficial owner of a Warrant is an “underwriter” as defined in Section 1145(b)(1) of the Bankruptcy Code, such Warrantholder or beneficial owner, as applicable, may not be able to sell or transfer any Warrants in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder. By accepting a transfer of a Warrant, the Warrantholder or beneficial owner, as applicable, acknowledges the restrictions set forth herein.

ARTICLE 3

EXERCISE AND SETTLEMENT OF WARRANTS

Section 3.01. Exercise of Warrants. At any time prior to the Close of Business on the Expiration Date, an individual Warrantholder shall be entitled to exercise, in accordance with this Article 3, the full Number of Warrants represented by any Warrant Certificate then registered in such individual Warrantholder’s name or any portion thereof. Any Warrants not exercised prior to such time shall expire unexercised.

Section 3.02. Procedure for Exercise. (a) To exercise a Warrant (i) in the case of a Definitive Warrant, the Warrantholder must surrender the Warrant Certificate evidencing such Warrant at the principal office of the Warrant Agent (or successor Warrant Agent), with the Exercise Notice set forth on the reverse of the Warrant Certificate duly completed and executed, together with payment of any applicable transfer taxes as set forth in Section 6.01(b), or (ii) in the case of a Global Warrant, the Warrantholder must comply with the procedures established by the Depositary for the exercise of Warrants.

(b) The date on which (i) a Warrantholder complies with the requirements for exercise set forth in this Section 3.02 in respect of a Warrant or (ii) the Automatic Exercise Time for any automatic exercise set forth in Section 3.03 in respect of a Warrant occurs is the “Exercise Date” for such Warrant. However, if such date is not a Trading Day or the Warrantholder satisfies such requirements after the Close of Business on a Trading Day, then the Exercise Date shall be the immediately succeeding Trading Day.

Section 3.03. Automatic Exercise. (a) Notwithstanding any other provision of this Warrant Agreement, in the case of a Deemed Liquidation Event, all Warrants outstanding as of the Close of Business on the Trading Day immediately preceding the Deemed Liquidation Date (the “Automatic Exercise Time”) shall be deemed exercised (even if not surrendered) as of the Automatic Exercise Time and settled as set forth in Section 3.04 below. For the avoidance of doubt, no Warrant shall remain outstanding or exercisable after the Automatic Exercise Time and each Person in whose name any shares of Common Stock are issued as a result of this Section 3.03 shall for all purposes be deemed to have become the holder of record of such shares as of the Automatic Exercise Time.

(b) The Company shall promptly notify the Warrantholders and the Warrant Agent of any automatic exercise pursuant to this Section 3.03 and the number of shares of Common Stock, if any, issuable to each Warrantholder as a result of such automatic exercise.

Section 3.04. Settlement of Warrants. Net Share Settlement shall apply to each Warrant upon exercise of such Warrant. For any Warrants exercised or deemed exercised hereunder, on the Settlement Date for such Warrants, the Company shall cause to be delivered to the Warrantholder, a number of shares of Common Stock (which in no event will be less than zero) (the “Net Share Amount”) equal to:

N =	(S × W) (A – B)
A

where:

N	=	the number of shares of Common Stock to be issued to the Warrantholder, rounded down to the nearest whole share;

W	=	the number of Warrants being exercised;

S	=	the Warrant Share Number as of the Exercise Date;

A	=	the Fair Market Value of one share of Common Stock as of the Exercise Date; and

B	=	the Exercise Price as of the Exercise Date.

Section 3.05. Delivery of Common Stock. (a) In connection with the delivery of shares of Common Stock to an exercising Warrantholder pursuant to Section 3.04, the Warrant Agent shall:

(i) examine the Exercise Notices and all other documents delivered to it by or on behalf of Warrantholders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Notices and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii) where an Exercise Notice or any other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the Person submitting the instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled, so that the Warrant may be properly exercised;

(iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;

(iv) inform the Company of (A) the receipt of Exercise Notices and the number of Warrants exercised in accordance with the terms and conditions of this Warrant Agreement, (B) the number of shares of Common Stock underlying the Warrants which were exercised, (C) the instructions with respect to issuance of such shares of Common Stock, subject, in the case of exercise of a Global Warrant, to the timely receipt from the Depositary of the necessary information, (D) the number of Persons who will become holders of record of the Company (who were not previously holders of record) as a result of receiving such shares of Common Stock upon exercise of the Warrants and (E) such other information as the Company shall reasonably require; and (x) if such shares of Common Stock are in book-entry form at the Depositary, the Company shall (or shall cause the transfer agent to) deliver such shares of Common Stock by electronic transfer to such Warrantholder’s account, or any other account as such Warrantholder may designate, at the Depositary or at an Agent Member, or (y) if such shares of Common Stock are not in book-entry form at the Depositary, the Company shall (or shall cause the transfer agent to) deliver to or upon the order of such Warrantholder a certificate or certificates, in each case for the number of full shares of Common Stock to which such Warrantholder is entitled, registered in such name or names as may be directed by such Warrantholder;

(v) if the Number of Warrants represented by a Warrant Certificate shall not have been exercised in full, (A) in the case of a Definitive Warrant, deliver a new Warrant Certificate or (B) in the case of a Global Warrant, make the appropriate adjustments in Schedule A of such Global Warrant, in each case, countersigned by the Warrant Agent, for the balance of the number of Warrants represented by the surrendered Global Warrant or Warrant Certificate; and

(vi) provide to the Company, upon the Company’s request, the number of Warrants previously exercised, the number of shares of Common Stock issued in connection with such exercises and the number of remaining outstanding Warrants.

(b) Each Person in whose name any shares of Common Stock are issued shall for all purposes be deemed to have become the holder of record of such shares as of the Close of Business on the Exercise Date. However, if any such date is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the Close of Business on the next succeeding date on which the stock transfer books are open.

(c) Promptly after the Warrant Agent shall have taken the action required above (or at such later time as may be mutually agreeable to the Company and the Warrant Agent), the Warrant Agent shall account to the Company with respect to any Warrants exercised.

Section 3.06. No Fractional Shares to Be Issued. (a) Notwithstanding anything to the contrary in this Warrant Agreement, the Company shall not be required to issue any fraction of a share of Common Stock upon exercise of any Warrants. However, if more than one Warrant shall be exercised hereunder at one time by the same Warrantholder, the number of full shares which shall be issuable upon exercise thereof shall be computed on the basis of all Warrants so exercised. If any fraction of a share of Common Stock would, except for the provisions of this Section 3.06, be issuable on the exercise of any Warrant or Warrants, the Company shall round down such fraction to the nearest whole share of Common Stock. If, pursuant to this Section 3.06, the exercise of one or more Warrants, including an automatic exercise pursuant to Section 3.03, results in zero shares of Common Stock to be issued, such Warrants shall be cancelled without any further consideration therefor.

(b) The beneficial owners of the Warrants and the Warrantholders, by their acceptance hereof, expressly waive their respective rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

Section 3.07. Acquisition of Warrants by Company. The Company shall have the right, except as limited by law, to purchase or otherwise to acquire Warrants

(including by cash-settled swaps or other derivatives) at such times, in such manner and for such consideration as it may deem appropriate and shall have agreed with the holder of such Warrants.

Section 3.08. Certain Calculations. The Company shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants and the delivery of Common Stock as described in this Article 3.

Section 3.09. Validity of Exercise. All questions as to the validity, form and sufficiency (including time of receipt) of any exercised Warrant, Exercise Notice or the Warrant Certificate evidencing any exercised Warrant will be determined by the Company in its sole discretion, which determination shall be final and binding absent any manifest error. The Company reserves the right to reject any and all Exercise Notices not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Such determination by the Company shall be final and binding on the Warrantholders, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in the exercise thereof with regard to any particular exercise of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Warrantholders of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.

ARTICLE 4

ADJUSTMENTS

Section 4.01. Adjustments to Exercise Price. The Exercise Price for the Warrants shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Exercise Price shall be adjusted based on the following formula:

EP1=EP0 ×	OS0
OS1

where:

EP0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

EP1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, subdivision or combination.

Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution or subdivision or combination of the type described in this Section 4.01(a) is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution or subdivision or combination had not been declared or announced, as the case may be.

(b) The issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them for a period expiring 45 calendar days or less from the date of announcement of such issuance to purchase shares of Common Stock at a price per share that is less than the average of the Trading Day Closing Sale Prices of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, in which event the Exercise Price will be adjusted based on the following formula:

EP1=EP0 ×	OS0 + Y
OS0 + X

where:

EP0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such issuance;

EP1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Trading Day Closing Sale Prices of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance.

Any such adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Date for such issuance. In the event that the issuance of such rights, options or warrants is announced but such rights, options or warrants are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if the Ex-Date for such issuance had not occurred. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants, upon the expiration, termination or maturity of such rights, options or warrants, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights, options or warrants, as well as any consideration received in connection with the exercise or conversion thereof, and the value of such consideration, if other than cash, shall be determined by the Board of Directors.

(c) The dividend or distribution to all or substantially all holders of Common Stock of (i) shares of the Company’s Capital Stock (other than Common Stock), (ii) evidences of the Company’s indebtedness, (iii) other assets or property of the Company, (iv) rights, options or warrants to purchase the Company’s securities or (v) cash (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or Section 4.08 below) (any of such property described in the foregoing clauses (i) through (iv), the “Distributed Property”), in which event the Exercise Price will be adjusted based on the following formula:

EP1=EP0 ×	SP0 – FMV
SP0

where:

EP0	=	the Exercise Price in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

EP1	=	the Exercise Price in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

SP0	=	the average of the Trading Day Closing Sale Prices of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

FMV	=	the fair market value (as determined by a nationally recognized and independent investment banking or valuation firm selected in good faith by the Board of Directors) of the Distributed Property or the amount of cash with respect to each outstanding share of Common Stock on the Ex-Date for such dividend or distribution.

Such adjustment shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

However, notwithstanding the above, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of Capital Stock of, or similar equity interests in, a subsidiary of the Company or other business unit of the Company (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on a National Securities Exchange, then the Exercise Price will instead be adjusted based on the following formula:

EP1 = EP0 ×	MP0
MP0 + FMV

where:

EP0	=	the Exercise Price in effect immediately prior to the end of the Valuation Period (as defined below);

EP1	=	the Exercise Price in effect immediately after the end of the Valuation Period;

FMV	=	the average of the Trading Day Closing Sale Prices of the Capital Stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock for the first ten (10) consecutive Trading Day period after, and including, the Ex-Date for such dividend or distribution (the “Valuation Period”); and

MP0	=	the average of the Trading Day Closing Sale Prices of Common Stock over the Valuation Period.

Such adjustment shall become effective immediately after the Close of Business on the last Trading Day of the Valuation Period. In the event that such dividend or distribution is declared or announced but not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such distribution had not been declared or announced.

(d) For the purposes of Section 4.01(a), Section 4.01(b) and Section 4.01(c), if any dividend or distribution to which Section 4.01(c) is applicable also includes one or both of:

(i) a dividend or distribution of shares of Common Stock to which Section 4.01(a) is applicable (the “Clause A Distribution”); or

(ii) a dividend or distribution of rights, options or warrants to which Section 4.01(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which Section 4.01(c) is applicable (the “Clause C Distribution”) and any Exercise Price adjustment required by Section 4.01(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Exercise Price adjustment required by Section 4.01(a) and Section 4.01(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be” within the meaning of Section 4.01(a) or “outstanding immediately prior to the Open of Business on the Ex-Date for such issuance” within the meaning of Section 4.01(b).

(e) Notwithstanding this Section 4.01 or any other provision of this Warrant Agreement or the Warrants, if an Exercise Price adjustment becomes effective on any Ex-Date and a Warrantholder that has exercised its Warrants on or after such Ex-Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Exercise Date as described under Section 3.05(b) based on an adjusted Exercise Price for such Ex-Date, then, notwithstanding the Exercise Price adjustment provisions in this Section 4.01, the Exercise Price adjustment relating to such Ex-Date shall not be made for such exercising Warrantholder. Instead, such Warrantholder shall be treated as if such Warrantholder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(f) For the avoidance of doubt, for the purpose of this Article 4, “all holders of Common Stock” shall exclude any shares of Common Stock held in treasury by the Company.

Section 4.02. Adjustments to Warrant Share Number. Concurrently with any adjustment to the Exercise Price under Section 4.01, the Warrant Share Number will be adjusted such that the Warrant Share Number in effect immediately following the effectiveness of such adjustment will be equal to the Warrant Share Number in effect immediately prior to such adjustment, multiplied by a fraction, (a) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (b) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 4.03. Certain Distributions of Rights and Warrants; Shareholder Rights Plans. (a) Rights, options or warrants distributed by the Company to all holders of Common Stock (including under any shareholder rights plan in existence on January 6, 2017 or thereafter put into effect) entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(i) are deemed to be transferred with such shares of Common Stock;

(ii) are not exercisable; and

(iii) are also issued in respect of future issuances of Common Stock,

shall be deemed not to have been distributed for purposes of Section 4.01 (and no adjustment to the Exercise Price or the Warrant Share Number under this Article 4 will be made) until the occurrence of the earliest Trigger Event, whereupon such rights, options and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the Warrant Share Number shall be made under this Article 4 (subject in all respects to Section 4.03(d)).

(b) If any such right or warrant is subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Date with respect to new rights, options or warrants with such rights (subject in all respects to Section 4.03(d)).

(c) In addition, except as set forth in Section 4.03(d), in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in Section 4.03(b)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the Warrant Share Number under Article 4 was made (including any adjustment contemplated in Section 4.03(d)):

(i) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the Warrant Share Number shall be readjusted upon such final redemption or repurchase as if such rights, options or warrants had not been issued, and shall be again readjusted to give effect to such distribution (or deemed distribution) or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(ii) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the Warrant Share Number shall be readjusted as if such rights, options and warrants had not been issued.

(d) If a Company shareholders rights plan under which any rights are issued provides that each share of Common Stock issued upon exercise of Warrants at any time prior to the distribution of separate certificates representing such rights shall be entitled to receive such rights, prior to the separation of such rights from the Common Stock, the Exercise Price and the Warrant Share Number shall not be adjusted pursuant to Section 4.01. If, however, prior to any exercise of a Warrant, such rights have separated from the Common Stock, the Exercise Price and the Warrant Share Number shall be adjusted at the time of separation as if the Company had made a distribution to all holders of Common Stock, the Company’s Capital Stock, evidences of the Company’s indebtedness, certain rights, options or warrants to purchase the Company’s securities or other of the Company’s assets as described in Section 4.01(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 4.04. Other Adjustments. The Board of Directors shall make appropriate adjustments to the number of shares of Common Stock due upon exercise of the Warrants, as may be necessary or appropriate to effectuate the intent of this Article 4 and to avoid unjust or inequitable results as determined in its good faith judgment, to account for any adjustment to the Exercise Price and the Warrant Share Number that becomes effective, or any event requiring an adjustment to the Exercise Price and the Warrant Share Number where the Ex-Date of the event occurs, during the period beginning on, and including, the Exercise Date and ending on, and including, the related Settlement Date.

Section 4.05. Discretionary Adjustments. The Company may from time to time, to the extent permitted by law and subject to applicable rules of any exchange on which any of the Company’s securities are then listed, decrease the Exercise Price and/or increase the Warrant Share Number by any amount for any period of at least twenty (20) days. In that case, the Company shall give the Warrantholders at least fifteen (15) days’ prior notice of such increase or decrease, and such notice shall state the decreased Exercise Price and/or increased Warrant Share Number and the period during which the decrease and/or increase will be in effect. The Company may make such decreases in the Exercise Price and/or increases in the Warrant Share Number, in addition to those set forth in this Article 4, as the Company’s Board of Directors deems advisable, including to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Section 4.06. Restrictions on Adjustments. (a) Notwithstanding anything to the contrary in this Article 4, the Exercise Price and the Warrant Share Number shall not be adjusted:

(i) in the case of a Deemed Liquidation Event;

(ii) upon the issuance of any other securities by the Company on or after the date the Warrants were first issued not contemplated by the Plan or upon the issuance of shares of Common Stock upon the exercise of such securities, other than in accordance with Section 4.01;

(iii) upon the issuance of any shares of Common Stock pursuant to the exercise of the Warrants;

(iv) upon the issuance of any shares of Common Stock or other securities of the Company in connection with a business acquisition transaction, other than in accordance with Section 4.01; or

(v) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(vi) upon the issuance of any shares of Common Stock or other securities or any payments pursuant to the Management Incentive Plan (as defined in the Plan) or any other present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s subsidiaries;

(vii) upon the issuance of any shares of Common Stock pursuant to any security of the Company not described in clause (vi) of this subsection and outstanding as of the date the Warrants were first issued; or

(viii) for a change in the par value of the Common Stock.

(b) In no event will the Company adjust the Exercise Price or make a corresponding adjustment to the Warrant Share Number to the extent that the adjustment would reduce the Exercise Price below the par value per share of Common Stock.

(c) No adjustment shall be made to the Exercise Price or the Warrant Share Number for any of the transactions described in Section 4.01 if the Company makes provisions for Warrantholders to participate in any such transaction without exercising their Warrants on the same basis as holders of Common Stock and with notice that the Board of Directors determines in good faith to be fair and appropriate.

(d) No adjustment shall be made to the Exercise Price, nor will any corresponding adjustment be made to the Warrant Share Number, unless the adjustment would result in a change of at least 1% of the Exercise Price; provided that any adjustments that are less than 1% of the Exercise Price shall be carried forward and such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% of the Exercise Price, shall be made (i) immediately prior to the time of any exercise and (ii) five (5) Business Days prior to the Expiration Date, unless, in each case, such adjustment has already been made. All calculations and other determinations under this Article 4 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(e) If the Company takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Exercise Price or the Warrant Share Number then in effect shall be required by reason of the taking of such record.

Section 4.07. Deferral of Adjustments. In any case in which Section 4.01 provides that an adjustment shall become effective immediately after (a) the Open of Business on the Ex-Date for an event or (b) the effective date (in the case of a subdivision or combination of the Common Stock) (each a “Determination Date”), the Company may elect to defer, until the later of the date the adjustment to the Exercise Price and the Warrant Share Number can be definitively determined and the occurrence of the applicable Adjustment Event (as hereinafter defined), issuing to the Warrantholder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities or assets issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such exercise before giving effect to such adjustment. For the purposes of this Section 4.07, the term “Adjustment Event” shall mean in any case referred to in clause (a) or clause (b) hereof, the occurrence of such event.

Section 4.08. Reorganizations and Other Changes. (a) Subject to Section 3.03, in the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) and other than a Deemed Liquidation Event (any such event, a “Reorganization”), then, at and after the effective time of such Reorganization, the right to receive shares of Common Stock upon exercise of the Warrants shall be changed into a right to receive, upon exercise of such Warrants, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Net Share Amount immediately prior to such Reorganization would have owned or been entitled to receive (the “Reference Property,” with each “Unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Reorganization. If the Reorganization causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Reference Property into which the Warrants will be exercisable shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in such Reorganization.

(b) At and after the effective time of the Reorganization:

(i) the Net Share Amount per Warrant shall be a number of Units of Reference Property calculated as set forth in Section 3.04, except that the Fair Market Value used to determine such Net Share Amount on any Trading Day shall be the Unit Value (as defined below) for such Trading Day; and

(ii) the Trading Day Closing Sale Price shall be calculated with respect to a Unit of Reference Property.

(c) The value of a Unit of Reference Property (the “Unit Value”) shall be determined as follows:

(i) any shares of common stock of the successor or purchasing corporation or any other corporation that are listed on a National Securities Exchange or quoted on an over-the-counter quotation system included in such Unit of Reference Property shall be valued as if such shares were “Common Stock” using procedures set forth in the definition of “Trading Day Closing Sale Price” in Section 1.01(a);

(ii) any other property (other than cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors; and

(iii) any cash included in such Unit of Reference Property shall be valued at the amount thereof.

(d) Prior to or at the effective time of any Reorganization, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Warrant Agreement providing that the Warrants shall be exercisable for Units of Reference Property in accordance with the terms of this Section 4.08. If the Reference Property in connection with any Reorganization includes shares of stock or other securities and assets of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization, then the Company shall cause such amendment to this Warrant Agreement to be executed by such other Person and such amendment shall contain such additional provisions to protect the interests of the Warrantholders as the Board of Directors shall reasonably consider necessary by reason of the foregoing. Any such amendment to this Warrant Agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 4 . In the event the Company shall execute an amendment to this Warrant Agreement pursuant to this Section 4.08, the Company shall promptly file with the Warrant Agent an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a Unit of Reference Property after the relevant Reorganization, any adjustment to be made with respect thereto and that all conditions precedent have been complied with. The Company shall cause notice of the execution of amendment to be mailed to each Warrantholder, at its address appearing on the Warrant Register, within 20 Business Days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such amendment.

(e) The above provisions of this Section 4.08 shall similarly apply to successive Reorganizations.

(f) If this Section 4.08 applies to any event or occurrence, no other provision of this Article 4 with respect to anti-dilution adjustments (which for the avoidance of doubt, does not include the covenant set forth in Section 4.09) shall apply to such event or occurrence.

Section 4.09. Consolidation, Merger and Sale of Assets. (a) The Company may, without the consent of the Warrantholders, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of the Company and its subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions (a “Successor Entity”) so long as:

(i) the successor assumes all the Company’s obligations under this Warrant Agreement and the Warrants; and

(ii) the Company provides written notice of such assumption to the Warrant Agent.

(b) Subject to Section 3.03, in case of any such consolidation, merger, sale, lease or other transfer that is not a Deemed Liquidation Event and upon any such assumption by the Successor Entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such Successor Entity thereupon may cause to be signed, and may issue any or all of the Warrant Certificates issuable pursuant to this Warrant Agreement which theretofore shall not have been signed by the Company; and, upon the order of such Successor Entity, instead of the Company, and subject to all the terms, conditions and limitations in this Warrant Agreement prescribed, the Warrant Agent shall authenticate and deliver, as applicable, any Warrant Certificates that previously shall have been signed and delivered by the officers of the Company to the Warrant Agent for authentication, and any Warrant Certificates which such Successor Entity thereafter shall cause to be signed and delivered to the Warrant Agent for such purpose.

Section 4.10. Common Stock Outstanding. For the purposes of this Article 4, the number of shares of Common Stock at any time outstanding shall not include shares held, directly or indirectly, by the Company.

Section 4.11. Shares Reserved for Issuance on Exercise. (a) The Company has authorized and reserved for issuance, and shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of Warrants, such maximum number of shares of Common Stock underlying all outstanding Warrants for shares of Common Stock. The Company hereby represents, warrants and covenants that all shares of Common Stock that shall be so issuable shall be duly and validly authorized and issued, fully paid and non-assessable and free from all taxes, liens and charges (other than liens or charges created by a Warrantholder, income and other taxes based on income or gain incurred in connection with the exercise of the Warrant or taxes in respect of any transfer occurring contemporaneously therewith).

(b) The Company hereby confirms that it previously has authorized and instructed its transfer agent and registrar for the Common Stock to create a special account for the reservation of a number of shares of Common Stock specified in this Section 4.11, and such reserve account shall be maintained until the earlier of (1) the Expiration Date and (2) the time at which all Warrants have been exercised.

(c) The Warrant Agent is hereby authorized to request from time to time from any transfer agent of the Company stock certificates (or beneficial interests therein) required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Warrant Agreement, and the Company agrees to authorize and direct such transfer agent to comply with all such requests of the Warrant Agent. The Company shall supply such transfer agent with duly executed stock certificates for such purposes.

Section 4.12. Calculations Final. The Company shall be responsible for making all calculations called for under this Warrant Agreement. These calculations include, but are not limited to, the Exercise Date, the Trading Day Closing Sale Price, the Fair Market Value, the Exercise Price, the Warrant Share Number and the number of shares of Common Stock, cash or other property, if any, to be issued upon exercise of any Warrants. The Company shall make the foregoing calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Warrantholders. The Company shall provide a schedule of the Company’s calculations to the Warrant Agent, and the Warrant Agent is entitled to rely upon the accuracy of the Company’s calculations without independent verification.

Section 4.13. Notice of Adjustments. Whenever the Exercise Price or the Warrant Share Number is adjusted, the Company shall promptly deliver, or cause to be delivered, to Warrantholders a notice of the adjustment. The Company shall file with the Warrant Agent such notice and an Officer’s Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct.

Section 4.14. Statements on Warrants. (a) The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article 4 (except as expressly provided in Section 4.08), and Warrant Certificates issued after such adjustment may state the same information as are stated in the Warrant Certificates initially issued pursuant to this Warrant Agreement. However, the Company may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the interest of the Warrantholders in any material respect; and any

Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed. In the event of any such change, the Company shall give prompt notice thereof to all registered Warrantholders and, if appropriate, notation thereof shall be made on all Warrant Certificates thereafter surrendered for registration of transfer or exchange.

ARTICLE 5

OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS

Section 5.01. No Rights as Stockholders. Warrantholders shall not be entitled, by virtue of holding Warrants, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of the Company’s directors or any other matter, or to exercise any rights whatsoever as the Company’s stockholders unless, until and only to the extent such holders become holders of record of shares of Common Stock issuable upon exercise of the Warrants.

Section 5.02. Mutilated or Missing Warrant Certificates. If a mutilated Warrant Certificate is surrendered to the Warrant Agent or if the holder of a Warrant Certificate provides evidence reasonably satisfactory to the Company and the Warrant Agent that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign, by either manual or facsimile signature, a replacement Warrant Certificate of like tenor and representing an equivalent number of Warrants, if the reasonable requirements of the Warrant Agent and Section 8-405 of the Uniform Commercial Code as in effect in the State of New York are met. In the case of the Warrant Certificate that is lost, destroyed or wrongfully taken, if required by the Warrant Agent or the Company, such holder shall furnish an open-penalty surety bond sufficient in the judgment of the Warrant Agent to protect the Company and the Warrant Agent from any loss that either of them may suffer if a Warrant Certificate is replaced. The Company and the Warrant Agent may charge the holder for their expenses in replacing a Warrant Certificate prior to issuing and delivering a replacement Warrant Certificate to such holder. Every replacement Warrant Certificate evidences an additional obligation of the Company.

Section 5.03. Modification and Waiver. (a) This Warrant Agreement may be modified or amended by the Company and the Warrant Agent, without the consent of the holder of any Warrant, for the purposes of, among other things, (i) curing any ambiguity or correcting or supplementing any defective provision contained in this Warrant Agreement, (ii) to add or modify any other provisions in regard to matters or questions arising in this Warrant Agreement which the Company and the Warrant Agent may deem necessary or desirable or (iii) providing for the assumption of the Company’s obligations pursuant to Section 4.09; provided that, in each case, any such modification or amendment does not adversely affect the interests of the Warrantholders in any material respect.

(b) Modifications and amendments to this Warrant Agreement or to the terms and conditions of Warrants may also be made by the Company and the Warrant Agent, and noncompliance with any provision of the Warrant Agreement or Warrants may be waived, with the written consent of the Warrantholders of Warrants representing a majority of the aggregate number of Warrants at the time outstanding.

(c) However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of:

(i) each Warrantholder affected:

(A) change the Expiration Date; or

(B) increase the Exercise Price or decrease the Number of Warrants or the Warrant Share Number (except as set forth in Article 4); or

(ii) Warrantholders holding at least a majority of the outstanding Warrants affected:

(A) impair the right to institute suit for the enforcement of any delivery with respect to the exercise and settlement of any Warrant;

(B) except as otherwise permitted by this Warrant Agreement, impair or adversely affect the exercise rights of Warrantholders, including any change to the calculation or delivery of the Net Share Amount;

(C) reduce the percentage of Warrants outstanding necessary to modify or amend this Warrant Agreement or to waive any past default; or

(D) reduce the percentage in Warrants outstanding required for any other waiver under this Warrant Agreement.

ARTICLE 6

CONCERNING THE WARRANT AGENT AND OTHER MATTERS

Section 6.01. Payment of Certain Taxes. (a) The Company shall pay any and all documentary, stamp or other similar issue or transfer taxes that may be payable upon the initial issuance of the Warrants hereunder.

(b) The Company shall pay any and all documentary, stamp or other similar issue or transfer taxes that may be payable upon the issuance of Common Stock upon the exercise of Warrants hereunder and the issuance of stock certificates in respect thereof in the respective names of, or in such names as may be directed by, the exercising Warrantholders; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such stock certificate, any Warrant Certificates or other securities in a name other than that of the registered holder of the Warrant Certificate surrendered upon exercise of the Warrant, and the Company shall not be required to issue or deliver such certificates or other securities unless and until the Person or Persons other than the registered holder(s) requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 6.02. Change of Warrant Agent. (a) The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder (except for liability arising as a result of the Warrant Agent’s own gross negligence, willful misconduct or bad faith) after giving 60 days’ notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any holder of Warrants (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the holder of any Warrants may apply to any court of competent jurisdiction for the appointment of a successor Warrant Agent.

(b) The Warrant Agent may be removed by the Company at any time upon 30 days’ written notice to the Warrant Agent; provided, however, that the Company shall not remove the Warrant Agent until a successor Warrant Agent meeting the qualifications hereof shall have been appointed.

(c) Any successor Warrant Agent appointed as provided in this Section 6.02 shall be a corporation or banking association organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by Federal or state authority and having a combined capital and surplus of not less than $50,000,000. The combined capital and surplus of any such successor Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment; provided that such reports are published at least annually pursuant to law or to the requirements of a Federal or state supervising or examining authority. After acceptance in writing of such appointment by the successor Warrant Agent, such successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectually vest in and conform to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor Warrant Agent of the duties and responsibilities hereunder, the predecessor Warrant Agent shall deliver and transfer, at the expense of the Company, to the successor Warrant Agent any property at the time held by it hereunder. As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor Warrant Agent, the Warrantholders and each transfer agent for the shares of its Common Stock. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor Warrant Agent.

(d) Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust or agency business of the Warrant Agent, shall be the successor Warrant Agent under this Warrant Agreement without any further act on the part of any of the parties hereto; provided that such entity would be eligible for appointment as a successor Warrant Agent under Section 6.02(c). In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

(e) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

Section 6.03. Compensation; Further Assurances. The Company agrees that it will (a) pay the Warrant Agent reasonable compensation for its services as Warrant Agent hereunder and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon written demand for all reasonable expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Warrant Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may arise from its or any of their negligence, willful misconduct or bad faith, and (b) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

Section 6.04. Reliance on Counsel. The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the written opinion of such counsel or any advice of legal counsel subsequently confirmed by a written opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice.

Section 6.05. Proof of Actions Taken. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Warrant Agent; and such Officer’s Certificate shall, in the absence of bad faith on the part of the Warrant Agent, be full warrant to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may seem reasonable.

Section 6.06. Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

Section 6.07. Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof (except the due authorization to execute this Warrant Agreement and the due execution and delivery hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificates (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate.

Section 6.08. Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, provided that the Warrant Agent shall remain responsible for the activities or omissions of any such attorney or agent and reasonable care has been exercised in the appointment and continued employment of such attorney or agent.

Section 6.09. Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of Warrants for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement or otherwise arising in connection with this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence or willful misconduct or bad faith.

Section 6.10. Legal Proceedings. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or legal proceeding instituted against it arising out of or in connection with this Warrant Agreement.

Section 6.11. Other Transactions in Securities of the Company. The Warrant Agent in its individual or any other capacity may become the owner of Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

Section 6.12. Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a ministerial or fiduciary capacity, and its duties shall be determined solely by the provisions hereof. The duties and obligations of the Warrant Agent shall be determined solely by the express provisions of the Warrant Agreement, and the Warrant Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Warrant Agreement. No implied covenants or obligations shall be read into the Warrant Agreement against the Warrant Agent. No provision of the Warrant Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Section 6.13. Appointment and Acceptance of Agency. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Warrant Agreement, and the Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth.

Section 6.14. Successors and Assigns. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 6.15. Notices. Any notice or communication shall be in writing and delivered in person, by certified or registered mail, or nationally-recognized courier, or by facsimile or e-mail transmission in PDF format, addressed as follows:

if to the Company:

C&J Energy Services, Inc.

3990 Rogerdale Road

Houston, Texas 77042

Attention: General Counsel

Telephone: (713) 325-6090

Facsimile: (713) 325-5933

E-mail: danielle.hunter@cjes.com

with a copy to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey, P.C.

Telephone: (713) 835-3786

Facsimile: (713) 835-3601

E-mail: matt.pacey@kirkland.com

if to the Warrant Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Reorg Department

Re: C&J Energy Services, Inc. Warrant Agreement

Telephone: (877) 248-6417

Facsimile: (718) 234-5001

E-mail: ReorgWarrants@amstock.com

The Company or the Warrant Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Unless the Warrant is a Global Warrant, any notice or communication shall be sufficiently given or made if sent electronically in PDF format or mailed to the Warrantholder by first-class mail, postage prepaid to the last address of such Warrantholder as it shall appear on the Warrant Register. Any notice to the owners of a beneficial interest in a Global Warrant may be distributed through the Depositary in accordance with the procedures of the Depositary, and such notice shall be deemed to be effective at the time of dispatch to the Depositary.

Failure to provide a notice or communication to a Warrantholder or any defect in it shall not affect its sufficiency with respect to other Warrantholders. If a notice or communication is provided in the manner provided above, it is duly given, whether or not the intended recipient actually receives it.

Section 6.16. Applicable Law. The validity, interpretation and performance of this Warrant Agreement and of the Warrant Certificates shall be governed by the law of the State of New York without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York in connection with any action, suit or legal proceeding arising out of or relating to this Warrant Agreement. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Warrant Agreement or any Warrant Certificate brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.17. Benefit of this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person or corporation other than the parties hereto and the Warrantholders any right, remedy or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the parties hereto and their successors and of the Warrantholders.

Section 6.18. Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Warrantholder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Warrant Agreement, including the fees for services, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 6.19. Inspection of this Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times for inspection by any registered Warrantholder at the principal office of the Warrant Agent (or successor Warrant Agent). The Warrant Agent may require any such holder to submit his Warrant Certificate for inspection by it before allowing such holder to inspect a copy of this Warrant Agreement.

Section 6.20. Headings. The Article and Section headings herein are for convenience only and are not a part of this Warrant Agreement and shall not affect the interpretation thereof.

Section 6.21. Counterparts. This Warrant Agreement may be executed in any number of counterparts on separate counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Warrant Agreement and of signature pages by e-mail or PDF transmission shall constitute effective execution and delivery of this Warrant Agreement as to the parties hereto and may be used in lieu of the original Warrant Agreement for all purposes. Signatures of the parties hereto transmitted by e-mail or PDF shall be deemed to be their original signatures for all purposes.

Section 6.22. Termination. This Warrant Agreement shall terminate at the Expiration Date (or Close of Business on the Settlement Date for any Warrants exercised on or prior to the Expiration Date). Notwithstanding the foregoing, this Warrant Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised. All provisions regarding indemnification, warranty, liability and limits thereon shall survive the termination or expiration of this Warrant Agreement.

Section 6.23. Severability. Wherever possible, each provision of this Warrant Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant Agreement.

Section 6.24. Entire Agreement. This Warrant Agreement and the Warrant Certificates constitute the entire agreement of the Company, the Warrant Agent and the Warrantholders with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Company, the Warrant Agent and the Warrantholders with respect to the subject matter hereof.

Section 6.25. Force Majeure. Notwithstanding anything to the contrary contained herein, no party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

C&J ENERGY SERVICES, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:	/s/ Jennifer Donovan
Name:	Jennifer Donovan
Title:	SVP

[Signature Page to Warrant Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

[UNLESS THIS GLOBAL WARRANT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO C&J ENERGY SERVICES, INC., THE CUSTODIAN OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFER OF THIS GLOBAL WARRANT SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.]1

[1]	Insert for Global Warrant.

[FORM OF FACE OF WARRANT CERTIFICATE]

C&J ENERGY SERVICES, INC.

2024 Warrants

No.	CUSIP No.

NUMBER OF WARRANTS: Initially, [●] Warrants, which number, taken together with the number of all other outstanding Warrants, shall not exceed 3,540,249 if the maximum number of Interest Holder New Warrants (as defined in the Warrant Agreement (as defined below) and Unsecured Creditor New Warrants (as defined in the Warrant Agreement) are issued in accordance with the Plan (as defined in the Warrant Agreement), the Confirmation Order (as defined in the Plan), the Unsecured Creditor Agreement (as defined in the Plan) and the Warrant Agreement (as defined below) as described in the Warrant Agreement dated as of January 6, 2017 between C&J ENERGY SERVICES, INC., and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent (as may be further amended or supplemented from time to time in accordance with its terms, the “Warrant Agreement”), each of which is initially exercisable for one share of Common Stock, subject to adjustment as described in the Warrant Agreement.

EXERCISE PRICE: Initially, $27.95 per Warrant, subject to adjustment as described in the Warrant Agreement.

FORM OF SETTLEMENT: Upon exercise of any Warrants represented hereby, the Warrantholder shall be entitled to receive, without any payment therefor, a number of shares of Common Stock equal to the Net Share Amount as described in the Warrant Agreement.

DATES OF EXERCISE: At any time, and from time to time, prior to 5:00 p.m., New York City time, on the Expiration Date, the Warrantholder shall be entitled to exercise all Warrants then represented hereby and outstanding or any portion thereof.

PROCEDURE FOR EXERCISE: Warrants may be exercised by (a) in the case of a Definitive Warrant, surrendering the Warrant Certificate evidencing such Warrant at the principal office of the Warrant Agent (or successor Warrant Agent), with the Exercise Notice set forth on the reverse of the Warrant Certificate duly completed and executed, together with any applicable transfer taxes, or (b) in the case of a Global Warrant, complying with the procedures established by the Depositary for the exercise of Warrants.

EXPIRATION DATE: January 6, 2024.

This Warrant Certificate certifies that [CEDE & CO.]2 [                    ]3, or its registered assigns, is the Warrantholder of the Number of Warrants (the “Warrants”) specified above[, as modified in Schedule A hereto,]4 (such number subject to adjustment from time to time as described in the Warrant Agreement).

[2]	Insert for Global Warrant.
[3]	Insert for Definitive Warrant.
[4]	Insert for Global Warrant.

In connection with the exercise of any Warrants, (a) the Company shall determine the Net Share Amount for each Warrant, and (b) the Company shall, or shall cause the Warrant Agent to, deliver to the exercising Warrantholder, on the applicable Settlement Date, for each Warrant exercised, a number of shares of Common Stock equal to the relevant Net Share Amount as described in the Warrant Agreement.

Prior to the relevant Exercise Date as described more fully in the Warrant Agreement, Warrants will not entitle the Warrantholder to any of the rights of the holders of shares of Common Stock.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

In the event of any inconsistency between the Warrant Agreement and this Warrant Certificate, the Warrant Agreement shall govern.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by a duly authorized officer. This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

Dated:

C&J ENERGY SERVICES, INC.

By:
Name:
Title:

Countersigned by:
AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:
Authorized Signatory

[FORM OF REVERSE OF WARRANT CERTIFICATE]

C&J ENERGY SERVICES, INC.

The Warrants evidenced by this Warrant Certificate, designated as the “2024 Warrants,” are all part of a duly authorized issue of Warrants issued by the Company pursuant to the Warrant Agreement, dated as of January 6, 2017 (as may be further amended or supplemented from time to time in accordance with its terms, the “Warrant Agreement”), between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”), and are subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions each Warrantholder consents by acceptance of this Warrant Certificate or a beneficial interest herein. Without limiting the foregoing, all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement. A copy of the Warrant Agreement is on file at the Warrant Agent’s Office.

The Warrant Agreement and the terms of the Warrants are subject to amendment as provided in the Warrant Agreement.

This Warrant Certificate shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to the conflicts of laws principles thereof.

[To be attached if Warrant is a Definitive Warrant]

Exercise Notice

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Reorg Department

Re: C&J Energy Services, Inc. Warrant Agreement

The undersigned (the “Registered Warrantholder”) hereby irrevocably exercises                      Warrants (the “Exercised Warrants”) and delivers to you herewith a Warrant Certificate or Warrant Certificates, registered in the Registered Warrantholder’s name, representing a Number of Warrants at least equal to the number of Exercised Warrants.

The Registered Warrantholder hereby directs the Warrant Agent to:

(a) deliver the Net Share Amount for each of the Exercised Warrants as follows:

                                                                                                                                                                         ; and

(b) if the number of Exercised Warrants is less than the Number of Warrants represented by the enclosed Warrant Certificates, to deliver a Warrant Certificate representing the unexercised Warrants to:

Dated:
(Registered Warrantholder)

By:
Authorized Signature
Address:
Telephone:

[To Be Attached if Warrant is a Global Warrant]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN WARRANTS

The initial Number of Warrants represented by this Global Warrant is [●]. In accordance with the Warrant Agreement, dated as of January 6, 2017, between the Company and American Stock Transfer & Trust Company, LLC, as Warrant Agent, the following increases or decreases in the Number of Warrants represented by this certificate have been made:

Date	Amount of increase in Number of Warrants evidenced by this Global Warrant	Amount of decrease in Number of Warrants evidenced by this Global Warrant	Number of Warrants evidenced by this Global Warrant following such decrease or increase	Signature of authorized signatory

[To Be Attached if Warrant is a Global Warrant or Definitive Warrant]

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Warrant(s) represented by this Certificate to:

Name, Address and Zip Code of Assignee

and irrevocably appoints
Name of Agent

as its agent to transfer this Warrant Certificate on the books of the Warrant Agent.

[Signature page follows]

Dated:
Name of Transferee

By:
Name:
Title:

(Sign exactly as your name appears on the other side of this Certificate)

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.